UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20548

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 THINKPATH INC.
                                 --------------
             (Exact name of registrant as specified in its charter)

            ONTARIO                                  52-209027
            -------                                  ---------
(State or other jurisdiction of
incorporation or organization)            (I.R.S. Employer Identification No.)


                         55 UNIVERSITY AVENUE, SUITE 400
                        TORONTO, ONTARIO, CANADA M5J 2H7
                                 (416) 364-8800


          CONSULTING AGREEMENT - MARK YOUNG (THE "BUSINESS CONSULTANT") CONSULTING AGREEMENT - GEORGE GEORGIOU (THE "BUSINESS CONSULTANT")


                            (Full title of the plan)

                                 THINKPATH INC.
                         55 UNIVERSITY AVENUE, SUITE 400
                        TORONTO, ONTARIO, CANADA M5J 2H7
                            ATTENTION: DECLAN FRENCH
                 CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

                     (Name and address of agent for service)

                                 (416) 364-8800
          (Telephone number, including area code, of agent for service)

           Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             ARTHUR S. MARCUS, ESQ.
                  GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS LLP
                         101 EAST 52ND STREET, 9TH FLOOR
                            NEW YORK, NEW YORK 10022
                       (212) 752-9700 (212) 980-5192 (FAX)



                         CALCULATION OF REGISTRATION FEE

                                                            PROPOSED              PROPOSED
TITLE OF SECURITIES TO                                   MAXIMUM OFFERING      MAXIMUM AGGREGATE
    BE REGISTERED           AMOUNT TO BE REGISTERED       PRICE PER SHARE       OFFERING PRICE     AMOUNT OF REGISTRATION FEE
    -------------           -----------------------       ---------------       --------------     --------------------------
Common Shares                     2,250,000                   $0.16              $360,000.00                $33.12
No Par Value Per Share

     (1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the last sale price of the shares of common stock as reported on the Nasdaq SmallCap Market on June 24, 2002 ($0.16 ).

     (2) Pursuant to a Consulting Agreements between Thinkpath Inc. and Mark Young and Thinkpath Inc. and George Georgiou dated June 24, 2002, Thinkpath Inc. issued 2,250,000 and 1,000,000 shares of its common stock, respectively, to Messrs. Young and Georgiou in consideration for consulting services performed and to be performed for the benefit of Thinkpath Inc.

                                EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an aggregate of 2,250,000 shares of our common stock, no par value per share, which were issued pursuant to Consulting Agreements between Thinkpath Inc. and Mark Young and Thinkpath Inc. and George Georgiou dated June 24, 2002.

Under cover of this Form S-8 is our reoffer prospectus, prepared in accordance with Part I of Form S-3 under the Securities Act of 1933 Act, as amended. This reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 2,250,000 "restricted securities" which have been issued pursuant to the Consulting Agreements.

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to Mark Young and George Georgiou as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the Securities Act of 1933 Act, as amended.

                               REOFFER PROSPECTUS

                         The date of this prospectus is
                                 June 26, 2002.

                                 THINKPATH INC.
                         55 UNIVERSITY AVENUE, SUITE 400
                        TORONTO, ONTARIO, CANADA M5J 2H7

                        2,250,000 Shares of Common Stock

The shares of our common stock being registered pursuant to this registration statement are offered by our consultants, Mark Young, and George Georgiou (the "Business Consultants"). The shares of common stock issued to the Business Consultants may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. We will not receive any proceeds from the sale of any of the shares of common stock by the Business Consultants. Mark Young and George Georgiou are Business Consultants who have acquired the shares of common stock pursuant to Consulting Agreements (See Exhibits 10.1 and 10.2). We are paying the expenses incurred in registering the shares of common stock.

The 2,250,000 shares of common stock are "restricted securities" under the Securities Act of 1933, as amended, because they were issued to the Business Consultants prior to the filing of this registration statement. The reoffer prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act of 1933, as amended, to allow for future sales by the Business Consultants (the selling shareholders), on a continuous or delayed basis, to the public in accordance with the volume restrictions imposed by Instruction C of Form S-8. To our knowledge, the selling shareholders have no arrangement with any brokerage firm for the sale of the 2,250,000 shares of common stock. The selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. Any commissions received by a broker or dealer in connection with the resales of the shares of common stock may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

Our shares of common stock are traded on the Nasdaq SmallCap Market under the symbol THTH. As of June 24, 2002, the last reported sale price for of our shares of common stock as reported on the Nasdaq SmallCap Market was $0.16.

THE SHARES OF COMMON STOCK OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK.SEE "RISK FACTORS" ON PAGE 7 OF THE REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.


                                TABLE OF CONTENTS

                                                                         Page

    Reoffer Prospectus                                                     1

    Available Information                                                  1

    Incorporation of Documents by Reference                                1

    Business of Thinkpath Inc.                                             4

    Risk Factors                                                           7

    Use of Proceeds                                                       12

    Selling Shareholders                                                  14

    Plan of Distribution                                                  14

    Experts                                                               15

    Legal Matters                                                         15

    Disclosure of Commission Position                                     15

                               REOFFER PROSPECTUS

AVAILABLE INFORMATION

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The shares of common stock are not being offered in any state where the offer and sale is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Thinkpath Inc. files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC") as is required by the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus.

We filed the following documents, which are incorporated into this reoffer prospectus by reference:

     1.   Our Form 10-Q Quarterly Report, filed on May 20, 2002.
     2.   Our Form 10-KSB Annual Report, filed on April 16, 2002.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO DECLAN FRENCH, THINKPATH INC., 55 UNIVERSITY AVENUE, SUITE 400, TORONTO, ONTARIO, CANADA, M5J 2H7. OUR TELEPHONE NUMBER AT THAT LOCATION IS
(416) 364-8800.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into this reoffer prospectus.

SUMMARY FINANCIAL DATA

The summarized consolidated financial data presented below is derived from and should be read in conjunction with the the interim consolidated financial statements, including the notes to those interim financial statements which are incorporated by reference from our quarterly report on Form 10-Q and the consolidated financial statements, including the notes to those financial statements which are incorporated by reference from our annual report on Form 10-KSB.

                                     FOR THE                  FOR THE             FOR THE                  FOR THE
                                  THREE MONTHS              THREE MONTHS        FISCAL YEAR              FISCAL YEAR
                                      ENDED                     ENDED              ENDED                     ENDED
                                  MARCH 31, 2002           MARCH 31, 2001      DECEMBER 31, 2001        DECEMBER 31, 2000
                                  --------------           --------------      -----------------        -----------------
Revenue                             7,405,677                 10,441,155         36,926,211                44,325,780
Net Loss for the Period              (499,470)                  (490,296)        (9,683,442)               (8,398,317)
Net Loss Per Share -
  after preferred dividends,
  basic and diluted                     (0.03)                     (0.06)             (0.70)                    (2.27)

                                      AS AT                     AS AT                AS AT                      AS AT
                                 MARCH 31, 2002             MARCH 31, 2001    DECEMBER 31, 2001          DECEMBER 31, 2000
Working Capital                    (3,069,174)                (2,534,095)        (3,354,362)                3,087,131
Total Assets                       15,386,020                 25,200,095         17,174,978                25,685,940
Total Stockholders' Equity          3,171,672                 10,364,658          3,246,946                 10,799,006


This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Unless otherwise indicated, all reference to "Thinkpath", "us", "our" and "we" refer to Thinkpath Inc. and its wholly-owned subsidiaries: Systemsearch Consulting Services Inc., an Ontario corporation, International Career Specialists Ltd., an Ontario corporation, Thinkpath Inc. (formerly Cad Cam, Inc.), an Ohio corporation, Thinkpath Technical Services Inc. (formerly Cad Cam Technical Services Inc.), an Ohio corporation, Thinkpath Michigan Inc. (formerly Cad Cam Michigan Inc.), a Michigan corporation, Thinkpath Training Inc. (formerly ObjectArts Inc.), an Ontario corporation, Thinkpath Training US Inc. (formerly ObjectArts US Inc.), a New York corporation, MicroTech Professionals Inc., a Massachusetts corporation, and TidalBeach Inc., an Ontario corporation.

BUSINESS OF THINKPATH INC.

GENERAL

Thinkpath provides technological solutions and services in engineering knowledge management including design, drafting, technical publishing, e-learning and staffing. Our customers include Department of Defense ("DOD") contractors, aerospace, automotive and financial services companies, Canadian and American governmental entities and large multinational companies, including Lockheed Martin, General Dynamics, General Electric, General Motors, Ford Motors, Goldman Sachs, CIBC and EDS Canada Inc.

We were incorporated under the laws of the Province of Ontario, Canada in 1994.

Our principal executive offices are located at 55 University Avenue, Suite 400, Toronto, Ontario, Canada, M5J 2H7, telephone number (416) 364-8800 and our website is www.thinkpath.com.

Our consolidated sales for the three months ended March 31, 2002 and fiscal year ended December 31, 2001 was $7,400,000 and $36,900,000, respectively, and our consolidated net loss was $500,000 and $9,700,000, respectively, during such periods.

TECHNICAL PUBLISHING

We provide technical publishing programs for complete integration into engineering and design departments of government, military contractors, aerospace and automotive customers. Our software performs technical documentation through desktop publishing, technical illustration and web animation and produces printed materials, e-publications for CD rom and web, and SGML/XML tagged electronic manuals. Our technology can also capture existing publications and convert the data to assemble electronic publications specific to a customer's requirements.

We maintain a complete staff of technical publication personnel consisting of highly skilled engineers and drafters. As a result, we can draw heavily upon our engineering resources to handle every step of the documentation process, including researching, writing, editing, illustration, printing and distribution. We have also made a substantial investment into high-end engineering software tools in order to fully use existing engineering data in developing new material. We believe this gives us an advantage over competitors because it reduces the time needed to generate illustrations, as well as the amount of customer support time required in developing new documentation.

We provide technical translation services in over 30 different languages ranging from Spanish to Mandarin Chinese. Our translators come from diverse technical and cultural backgrounds, which results in an accurate translation within the customer's industrial discipline. In addition, our typesetters work with cutting-edge software specific to each language conversion.

We can guide a company's entire ISO documentation process, from developing requirements to delivering detailed publications that meet all ISO9001 regulations.

Our technical publication library includes hundreds of documents written to meet a variety of military, industry, and individual corporate specifications. We practice the MIL-SPEC (Military Specifications guidelines)rules for graphics, the ATA(American Transportation Association) rules for content, as well as the AICC*(Aviation Industry Computer Based Training Commitee) rules for format and interchangeability. We also produce CE (Communaute Europeenne) compliant documentation for CE and compliant machinery.

DESIGN ENGINEERING

Our engineering and design services cover every facet of a project from concept to SLA prototyping to a complete turnkey package that delivers a finished, operating system. Our engineers handle the drafting, the detailing and the parametric modeling. We have experienced engineers on staff as well as a pool of skilled consultants that we can call on to provide internal design services.

RECRUITMENT

We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a customer without the candidate's prior permission and knowledge.

TRAINING

We provide technical, instructor led and e-learning training in all Microsoft and Cisco software products as well as Catia, ProEngineer and Unigraphics products. We maintain state-of-the-art facilities offering a full range of advanced technical training services. We offer an array of technical training and certification options including instructor led, private group training, one-on-one mentoring in the workplace, seminar instruction, and Internet-based learning modules.

The training services we provide are segregated between the traditional Microsoft-based classroom training offered in our offices in New York and Toronto under our Training division, Thinkpath Training Inc. and the engineering and e-learning training offered by our engineering services division.

Due to the dramatic decline in revenue and recurring losses from Thinkpath Training Inc. and our decision to focus on growing our engineering services division, on May 1, 2002, we sold certain assets of our Toronto training office to triOS Training Centres Limited, an Ontario company, for a nominal amount of cash. As part of the transaction, triOS assumed the Toronto training staff and is now subletting the classroom facilities. In a further effort to focus on our engineering services division, we also intend to divest our New York training office once we have settled our outstanding insurance claim related to losses incurred after September 11, 2001.

Our focus going forward will be on the engineering services group and the training derived from those services. Some of engineering products we train on include:

- Archibus;
- AutoCAD;
- AutoCAD LT;
- AutoDesk Mechanical Desktop;
- CADPLUS;
- Computer Aided Facilities Management (CAFM);
- MicroStation;
- SDRC;
- Solid Edge;
- Solid Works;
- ProENGINEER; and
- Unigraphics.

We have developed and delivered custom engineering courses on engines, presses, weaponry and various equipment and machinery to General Electric, J&L, Caterpillar, Kellogg, DOW Brands, Heidleberg, and many others. In addition, we have developed e-learning programs that teach engineering design software usage, machine operation, aircraft jet engine repairs, CIM programs that register students and monitor their progress and accomplishments, pretests, in-process testing and final exams.

TECHNOLOGY

We had developed proprietary software applications in two areas: human capital management and Web development. Njoyn is a web-based human capital management system that automates and manages the hiring process. SecondWave is a Web development software that allows companies to create, manage and automate their own dynamic, adaptive Web sites. The software learns from each visitor's behavior and targets his or her needs and interests with customized content and communications.

As part of our strategic decision to focus on building our engineering services division and cut expenses,on March 1, 2002 we sold our subsidiary Njoyn Software Incorporated to Cognicase Inc., a Canadian company. As part of the transaction, Cognicase assumed all of our technology staff and has contracted the services of our Chief Information Officer for a period of six months. We will continue to have usage of the software for an extended period, however, we will no longer be recognizing revenue from the sale of the technology.

CUSTOMERS

Our customers are large and high-growth corporations from a wide variety of industries across North America. These customers include Fortune 500 companies as well as other high-profile companies. We believe that our customer base provides credibility when pursuing other customers.

The following is a partial listing of our customers:

EDS Canada Inc.
Lockheed Martin
General Dynamics
General Electric
General Motors
Bank of Montreal
Boeing
CIBC
Cummins Engine
FUJITSU Group
ESI Fiscal
Ford Motor Co.
Goldman Sachs
Merrill Lynch
Microsoft
Toronto Stock Exchange

COMPETITION

The information technology staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential customers with other providers of information technology staffing services, systems integrators, internet-based recruitment management systems, computer consultants, employment listing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of information technology professionals and customers than we do, all of which may provide these competitors with a competitive advantage. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than we can. Because there are relatively low barriers to entry, we expect that competition will increase in the future.

The engineering services, technical publishing and e-learning industry is also very competitive but has much higher barriers to entry due to high capital costs for tools and equipment and the specialized skills and knowledge required.

Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material adverse effect on our business, prospects, financial condition and results of operations. We believe that the principal factors relevant to competition in the information technology, staffing and engineering services industry are the recruitment and retention of highly qualified information technology and engineering professionals, rapid and accurate response to customer requirements and, to a lesser extent, price. We believe that we compete favorably with respect to these factors.

BUSINESS STRATEGY

For 2002 and beyond we plan to exploit our track record in engineering services by offering a unique blend of design engineering, technical publishing and customized e-learning courseware. In early 2001, we began to focus our marketing efforts on the defense, aerospace and automotive industries and it is here that we expect significant growth in 2002 and 2003. By combining design engineering and technical publishing we believe we have become experts in content management and thus are positioned to deliver high margin customized e-learning products. Engineering services offers higher margins and growth as well as more predictability and stability than the IT services arena. Although our focus will be on growing the engineering services division, we plan to maintain our current level of activity in IT services without investing further capital.

Our business objective is to increase our gross revenue and improve our gross margins by replacing fixed priced projects with time and materials based contracts. We intend to increase our market share through the addition of engineering sales staff and through the marketing and promotion support services of Johnston and Associates and Ogilvie Rothchild, two of our outside consultants. The primary components of our strategy to achieve this objective are as follows:

- Expand our DOD contractor customer base;
- Grow our aerospace and automotive customer base; and
- Further penetrate existing customer base, inclduing Fortune 500 companies.

We have established an extensive technology strategy and infrastructure that we believe provides us with a competitive advantage over less technologically advanced competitors. The primary components of this strategy and infrastructure are described below.

BACK OFFICE INFRASTRUCTURE

We have invested heavily in the creation and support of an integrated technological infrastructure that links all offices and employees and promotes uniformity in certain functions. Our accounting program provides for real-time financial reporting across dispersed branch offices. Our intranet and recruitment management software application, Njoyn provides each of our employees with access to the tools and information that help them to be successful and productive. This infrastructure helps us integrate our acquisitions more easily and cost-effectively than would otherwise be possible.

MARKETING AND PROMOTION

Our marketing and brand strategy is to position ourselves as experts of content in engineering knowledge management. As a provider of engineering services, we will emphasize our flexible service options, the depth of our expertise, and the global delivery capabilities of our North American offices.

We believe this positioning will be achieved through a variety of means, including:

- Strong and easy-to-access sales and marketing support at the branch level;
- Investment in awareness and branding campaigns; and
- Exploration and establishment of various business partnerships and alliances.

COLLATERAL AND SALES SUPPORT

A major marketing and promotion program is underway to update our collateral material and Web sites to more accurately reflect our renewed focus on engineering services. This update will be supervised by Ogilvie Rothchild and is scheduled to be completed by June 30, 2002.

TARGET MARKETS

Our target customers are DOD contractors, the United States military, aerospace and automotive corporations throughout North America. Some of our current customers include General Motors, Lockheed Martin, General Dynamics CIBC, General Electric, FedEx, EDS Canada, and Microsoft. This existing customer base can be penetrated much further. We will therefore focus on maximizing the value from our current customer relationships, while also looking at capturing new opportunities.

EMPLOYEES AND CONSULTANTS

EMPLOYEES

Our staff as of June 24, 2002, consists of 62 full-time employees which includes 30 sales personnel and 32 administrative and technical employees. Our staff at March 31, 2002 consisted of 74 full-time employees which includes 34 sales personnel and 40 administrative and technical employees. Our staff at December 31, 2001 consisted of 98 full-time employees, including 46 sales personnel and 52 administrative and technical employees. We are not party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees.

CONSULTANTS

We enter into consulting agreements with information technology and engineering professionals at hourly rates based on each individual's technical skills and experience. As of June 24, 2002, approximately 320 professionals were performing services for our customers. At March 31, 2002 there were 313 professionals placed by us, performing services for our customers. At December 31, 2001 there were 309 professionals placed by us, performing services for our customers.

RECENT EVENTS

On April 4, 2002, we retained Johnston & Associates, LLC, a Washington company, to provide strategic governmental relations counseling and marketing representation before the United Stated Department of Defense, the United States Congress and targeted companies in connection with marketing our engineering services related to specific government contracts. Johnston & Associates will be compensated at a rate of $10,000 per month for twelve months beginning April 2002 and ending March 31, 2003. In addition, Johnston & Associates will be issued 200,000 warrants to purchase our common stock at the fair market value on the date of grant and will vest at 50% per year. Such warrants will be issued at a future date to be agreed upon by the parties.

On April 8, 2002, we closed our Etobicoke office and sold certain assets of Systemsearch Consulting Services Inc. to its prior owner in consideration of the assumption of the lease and certain liabilities. Existing contracts were transferred to another office and all sales and administrative staff were terminated.

On April 26, 2002, Ronan McGrath resigned from our Board of Directors as a result of changes in the corporate policy of his employer regarding outside directorships. Such resignation was not a result of any disagreements or conflicts with Thinkpath.

Effective April 30, 2002, we restructured our note payable to Denise Dunne, reducing the principal from $1,740,536 to $990,536 in consideration of the issuance of 2,000,000 shares of our common stock to be issued at a future date. We will continue to make monthly interest payments of $14,397 until December 31, 2002. Beginning January 1, 2003, we will begin monthly principal payments of $15,000 with interest at 4.2%. The loan will mature January 1, 2007 at which time the remaining principal of $270,536 will be due and payable.

On May 1, 2002, we entered into an agreement with triOS Training Centres Limited, an Ontario company, for the purchase of certain assets of our Toronto training division, Thinkpath Training in consideration of a nominal amount of cash and the assumption of all prepaid training liabilities. As part of the transaction, triOS assumed the Toronto training staff and will sublet classroom facilities.

On May 20, 2002, Robert Escobio resigned from the Board of Directors due to personal matters and not as a result of any disagreements or conflicts with Thinkpath.

On May 24, 2002, we entered into a loan agreement with Tazbaz Holdings Inc., an Ontario Corporation. Pursuant to the agreement, Tazbaz securitized an overdraft position of Thinkpath with Bank One in the amount of $650,000 in consideration of an aggregate of 5,000,000 shares of our common stock. To date, 2,400,000 shares have been issued to Tazbaz, with the balance to be issued upon an amendment to our Articles of Incorporation permitting an increase in our authorized capital stock.

On June 7, 2002, we entered into a non-binding subscription agreement with Olgivie Rothchild Inc., an Ontario Corporation, pursuant to which Olgivie Rothchild Inc. subscribed for and agreed to purchase 15,000,000 shares of our common stock for an aggregate consideration of $1,500,000. It is anticipated that the transaction contemplated by the subscription agreement, if consummated, will close on or before July 15, 2002.

On June 14, 2002, a former employee, Christopher Killarney, filed a statement of claim against us with the Superior Court of Justice of Ontario, Canada, Court File No. 02-CV-229385CMS, alleging wrongful dismissal and breach of contract. Mr. Killarney is seeking between approximately $120,000 and $650,000 in damages. We intend to defend this claim vigorously.

On June 19, 2002, we entered into a non-binding letter of intent with Morrison Financial Services Limited, an Ontario Corporation, for the provision of a full-recourse receivable discounting facility. Morrison is currently conducting due diligence.

Pursuant to the Series C Preferred Stock Purchase Agreement dated April 18, 2001 and amended on June 6, 2001 and November 1, 2001, we are required to issue shares of our common stock to the Series C preferred stockholders upon conversion of their Series C Preferred Stock. As of June 25, 2002, there are four conversion notices for an aggregate of 464 shares of Series C Preferred Stock that we are unable to honor until we file an amendment to our Articles of Incorporation increasing our authorized capital stock, which amendment is subject to shareholder approval. Upon the filing of the amendment, we will be required to issue approximately 5,421,386 shares of our common stock to such Series C preferred stockholders.

On June 25, 2002, we received letters from two of the holders of the Series C Preferred Stock demanding that we pay them an aggregate of $253,250 in liquidated damages as a result of a default of certain registration rights. We intend to contest such demands as management beleives that the parties entered into an oral agreement whereby such holders would forgo any liquidated damages.

On June 24, 2002, we entered into consulting agreements with each of Mark Young and George Georgiou pursuant to which Messrs. Young and Georgiou shall perform consulting services with respect to corporate and debt restructuring. In consideration for such services we issued 1,250,000 and 1,000,000 shares of our common stock to Messrs. Young and Georgiou, respectively. Pursuant to the agreement we are registering such shares of common stock under this registration statement.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this reoffer prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

OUR SIGNIFICANT OPERATING LOSSES, WORKING CAPITAL DEFICIENCIES AND VIOLATIONS OF CERTAIN LOAN COVENANTS MAY PROHIBIT US FROM CONTINUING AS A GOING CONCERN.

At March 31, 2002 and December 31, 2001 we had zero cash and cash equivalents and a working capital deficiency of $3,070,000 and $3,350,000, respectively. At March 31, 2002 and December 31, 2001 we had a cash flow deficiency from operations of $1,090,000 and $200,000, respectively. At March 31, 2002 we had a deficit of $23,242,194 and had suffered recurring losses from operations. With insufficient working capital from operations, our primary sources of cash have been our revolving line of credit with Bank One and proceeds from the sale of equity securities. In order to continue our current operations and develop our business, we will require significant additional funds for the expansion of our sales force, the acquisition of capital assets to support our staff, and the financing of continuing operations and debt obligations. We cannot assure you that we will be able to raise or generate the funds required, failure in which may harm our financial condition. Although we have implemented significant restructuring plans during the past year, including the termination of redundant staff and the closure of non-performing offices, we cannot assure you that our operations will generate sufficient funds to maintain current levels or allow for growth.

WE RELY UPON A REVOLVING LINE OF CREDIT WITH BANK ONE, THE REDUCTION OR CANCELLATION OF WHICH WOULD SEVERELY HAMPER OUR FUTURE DEVELOPMENT AND CURTAIL OUR OPERATIONS.

We have a revolving line of credit with Bank One of $7,000,000 based on eligible receivables. At March 31, 2002 and December 31, 2001, the balance of the revolving line of credit was $4,200,000 and $4,900,000 respectively. At March 31, 2002 and December 31, 2001, the revolving line of credit provided for a maximum borrowing amount of $4,700,000 and $4,800,000 respectively. No assurance can be given that we will be able to generate sufficient receivables to drawn down additional funds on our revolving line of credit. In addition, at March 31, 2002 and thereafter, we have exceeded our borrowing capacity by approximately $500,000. Although we do not have an authorized overdraft facility with Bank One, they have allowed us to maintain an overdraft of approximately $500,000 periodically over the past nine months. No assurance can be made that Bank One will continue this overdraft facility.

OUR CURRENT FAILURE TO MEET THE REQUIREMENTS OF OUR REVOLVING LINE OF CREDIT WITH BANK ONE COULD RESULT IN THE REDUCTION OR CANCELLATION OF THE LINE OF CREDIT WHICH WOULD SEVERELY HAMPER OUR FUTURE DEVELOPMENT AND CURTAIL OUR OPERATIONS.

Bank One's revolving line of credit agreement requires us to meet various restrictive covenants, including a senior debt to EBITDA ratio, debt service coverage ratio, debt to tangible net worth ratio and certain other covenants. At March 31, 2002 and thereafter, we were not in compliance with the covenants contained in the revolving line of credit agreement. Bank One has indicated its intention to enter into a forbearance agreement with us pursuant to which the bank would refrain from exercising any rights or remedies based on existing or continuing defaults, including accelerating the maturity of the loans under the credit facility. Any agreement reached with the bank could result in new terms which are less favourable than current terms under the existing agreement and could involve a reduction in availability of funds, an increase in interest rates and shorter maturities, among other things.

OUR FAILURE TO REMEDY OUR DEFAULTS UNDER THE BANK ONE REVOLVING LINE OF CREDIT COULD SEVERELY CURTAIL OUR SOURCES OF FINANCING WHICH WOULD REQUIRE US TO CURTAIL OUR CURRENT OPERATIONS.

If we are not successful in securing a forbearance agreement or a waiver of Bank One's rights and remedies as a result of the defaults we will be required to seek new financing arrangements with other lenders. Such alternative financing arrangements may be unavailable to us or available on terms substantially less favorable to us than our existing line of credit facility. If we are unable to either procure a waiver from the bank or acceptable alternative financing, such failures could have a material adverse effect on our financial condition and results of operations. No assurance can be given that we will be able to obtain a waiver from the bank on the default of loan covenants or refinance our existing obligations. We also cannot predict whether additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all.

ANY FUTURE FINANCINGS MAY REQUIRE US TO ISSUE ADDITIONAL SECURITIES WHICH MAY RESULT IN THE SUBSTANTIAL DILUTION TO EXISTING HOLDERS OF COMMON STOCK.

In the event that any future financing should take the form of equity securities, the holders of our common stock will experience additional dilution. We are currently exploring options including equity lines of credit. The ability to draw down on equity lines is determined by price and volume restrictions. Equity lines of credit can be extremely dilutive and because of their restrictions, may not generate sufficient cash to fund our operations. If we were to undertake a private placement with preferred stock and common stock purchase warrants and the investors were to convert their stock and exercise their warrants, there would be a significant dilution or reduction in the value of our common stock. If the current holders of the Series C Preferred Stock were to convert their remaining shares of preferred stock and exercise their warrants, there would be a change in control of the ownership of our common stock. No assurance can be given that we can find alternative financing to equity securities.

OUR FAILURE TO SUCCESSFULLY IMPLEMENT OUR STRATEGY OF ENTERING INTO A JOINT VENTURE, STRATEGIC PARTNERSHIP AND/OR THE SALE OF CERTAIN OF OUR NON-PERFORMING DIVISIONS COULD REQUIRE US TO CURTAIL OUR CURRENT OPERATIONS.

In addition to seeking debt and/or equity financings, we are exploring investment banking opportunities including joint ventures, strategic partnerships and the potential sale of certain non-performing divisions. In the event that we do not secure financing and are unable to divest or merge certain divisions, we may be forced to close these divisions. Although our revenue may be materially impacted by the sale of certain divisions, we beleive that our immediate cash flows will improve.

OUR CURRENT FINANCING ARRANGEMENTS AND CURRENT CASH FLOWS FROM OPERATIONS MAY NOT BE ADEQUATE FOR US TO MEET OUR CURRENT CAPITAL NEEDS FOR THE NEXT TWELVE MONTHS.

We can give no assurances that our current cash flows from operations, if any, borrowings available under our line of credit and proceeds from the sale of securities or from an equity line will be adequate to fund our expected operating and capital needs for the next twelve months. The adequacy of our cash resources over the next twelve months is primarily dependent on our operating results and our ability to procure a waiver from the bank on our current defaults, to find alternate financing or to draw down on our equity line, all of which are subject to substantial uncertainties. Cash flow from operations for the next twelve months will be dependent upon, among other things, the effect of the current economic slowdown on our sales, the impact of our restructuring plan and management's ability to implement our business plan. The failure to return to profitability and optimize operating cash flow in the short term and to successfully procure a waiver from the bank or alternate financing could have a material adverse effect on our liquidity position and capital resources.

BECAUSE OUR PROFESSIONALS AND CONSULTANTS MAY TERMINATE THEIR EMPLOYMENT WITH US AT ANY TIME, WE MAY NOT BE ABLE TO MEET OUR CUSTOMERS' REQUIREMENTS.

If we are not able to provide our customers with the technical personnel they require, our customers will fill their requirements from other companies. Because our revenue is dependent upon the number of information technology, engineering and technical training professionals and consultants we place on assignment, our results of operations depend on our ability to attract and retain qualified technical personnel with the skills and experience necessary to meet our customers' requirements. Aside from competition with other firms in our industry, we face the following challenges:

- We often employ our technical personnel for a specific project on an at will basis, which permits the professional to terminate his or her employment with us on little or no notice, and

 - The technical personnel have in the past and may in the future accept assignments from other companies upon completion of their assignments with us.

The average employee remains with us for a period of six months and our annual turnover rate is 40%. Any decrease in the average time served or increase in the percentage of turnover would have a material adverse effect n our results of operations and financial condition, in particular, our ability to generate revenue.

OUR FAILURE TO IMPLEMENT OUR EXPANSION STRATEGY COULD HARM OUR FINANCIAL CONDITION AND PREVENT US FROM ACHIEVING OUR FUTURE REVENUE GOALS.

We believe that we need to successfully expand our business in order to expand our revenue and achieve profitability. We cannot assure you that our expansion strategy will be successful. The success of our expansion plans depend on our ability to:

     -    Enter new regional markets;
     -    Expand our existing operations;
     -    Add additional areas of expertise;
     -    Attract, hire, integrate and retain qualified employees;
     - Develop, recruit and maintain a base of qualified professionals within each regional market;
     -    Accurately assess the demand for our services in such markets, and
     -    Initiate, develop and sustain corporate customer relationships.

In addition the failure to implement our expansion strategy would hinder our ability to attract multinational and other large corporations. We believe that our future prospects are heavily influence by our ability to acquire larger clients. Any inability on our part to acquire larger clients could have a material, adverse effect on our ability to increase our revenue.

WE MAY BE LIABLE FOR PAYROLL TAXES AND PENALTIES IN CANADA BECAUSE WE CLASSIFY OUR PERSONNEL PROVIDING CONTRACT SERVICES AS INDEPENDENT CONTRACTORS. A DETERMINATION BY THE CANADIAN FISCAL AUTHORITIES THAT THIS CLASSIFICATION IS INCORRECT WOULD RESULT IN CONSIDERABLE HARM TO OUR FINANCIAL CONDITION.

We treat our contract service providers in Canada as independent contractors rather than employees. Accordingly, we have not withheld the relevant payroll deductions, nor have we paid the employer's portion of the related taxes or recorded a reserve on our financial statements for such taxes and penalties. If the Canadian fiscal authorities determine that our contract service providers are in fact employees, we would be subject to significant taxes and penalties. We estimate that the taxes payable would be approximately $500,000 on an annual basis, and that the aggregate penalties levied for past infringements of the law would amount to approximately $250,000. The payment of these taxes and penalties would have a material, adverse effect on our financial condition. In addition, to the extent that we are required to pay these taxes in the future, our gross margin would be reduced to reflect the additional costs, which costs would be considerable.

In the United States, all of our contract service professionals are classified as employees and all relevant employee and employer payroll taxes are withheld.

ANY FAILURE TO MAINTAIN THE OPERATION OF OUR WEB SITE COULD SERIOUSLY HARM OUR BUSINESS.

We have developed a Web site for internal communications as well as marketing and recruiting. The satisfactory performance, reliability and availability of our Web site and network infrastructure are and will remain crucial to our ability to attract and retain customers and technical personnel, and sustain adequate levels of customer service.

Further, while many companies' Web sites are vulnerable to computer viruses, break-ins and similarly disruptive problems, we rely very heavily on the secure and continual operation of our Web site. While we have implemented certain network security measures, we cannot assure you that they will adequately protect our Web site. Any breach or circumvention of the implemented security measures could lead to:

         - Our liability for damages;
         - Misappropriation of proprietary information, and;
         - Cessation of service to our customers.

All or any of the above could harm our business. In addition, any systemic interruptions or reduced performance of our Web site would materially and adversely affect our ability to attract new customers and technical personnel. In addition to representing a threat to our reputation, the inability to retain our technical personnel and customers would harm our results of operations and any inability to attract new customers would have a material, adverse effect on our ability to generate revenue as well as our future prospects.

WE MAY BE HELD LIABLE FOR THE ACTIONS OF OUR CONTRACT SERVICE PROVIDERS WHEN ON ASSIGNMENT DESPITE HAVING OBTAINED INSURANCE COVERAGE TO PROTECT US FROM SUCH LIABILITY.

Although our customer agreements disclaim responsibility for the conduct of our contract service providers, we may be liable for damage suffered by our customers as a result of actions taken or failures to take appropriate actions by our professionals while on assignment. This damage may be caused by our contract service providers' misuse of customer proprietary information, theft of customer property or other errors and improper conduct. Any damage for which we are held liable would adversely affect our results of operations to the extent of such damage and could lead to a material, adverse effect on our financial condition.

We cannot assure you, due to the nature of the assignments, that the insurance coverage will continue to be available on reasonable terms, if at all, or that it will be adequate to cover any liability as a result of our professionals actions or inactions. Any inability to maintain or adequately replace suitable insurance coverage for the actions of our contract service providers would result in adverse effects on our business to the corresponding extent of such inability, which effects could be material.

BECAUSE WE HAVE LIMITED MANAGEMENT, WE DEPEND UPON OUR SENIOR MANAGEMENT, AND THEIR LOSS OR UNAVAILABILITY COULD PUT US AT A COMPETITIVE DISADVANTAGE.

Our future success will depend to a significant extent on the efforts of Declan
A. French, our Chairman of the Board and Chief Executive Officer and other key employees. The loss or unavailability of Mr. French could have a material, adverse effect on our business. In addition, we believe that our future success will depend in large part upon our continued ability to attract and retain highly qualified recruiters, who often serve as the contact person for our customers. We cannot assure you that we will be able to attract and retain the qualified personnel necessary for our business.

OUR MANAGEMENT RETAINS SUBSTANTIAL INFLUENCE OVER OUR OPERATIONS.

Our directors and executive officers beneficially own approximately 4,044,890, or 13.6% of our common stock. As a result, they will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

While we do not believe that the interests of our management presently conflict with the interests of our shareholders, we cannot assure you that this belief is shared by our shareholders or that our management's interests will not in the future be different from that of our shareholders.

THE CONVERSION OF THE SERIES C 7% CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS ISSUED TO INVESTORS MAY LEAD TO A CHANGE IN CONTROL.

As of June 24, 2002, there are outstanding 29,706,124 shares of our common stock. Our directors and executive officers currently beneficially own 13.6% of the shares of common stock outstanding. Pursuant to the April 2001 private placement offering of Series C Preferred Stock, we issued an aggregate of 1,230 shares of Series C Preferred Stock and 723,076 common stock purchase warrants.

As of the date of this reoffer prospectus, 600 shares of Series C Preferred Stock and all 723,076 warrants remain outstanding. To date, 630 shares of Series C Preferred Stock have been converted into 5,783,922 shares of our common stock. Pursuant to the terms of the offering, we are obligated to issue an additional 375 shares of Series C Preferred Stock and approximately 576,332 common stock purchase warrants upon the effective date of a registration statement.

As of June 24, 2002, if all 1,230 shares of Series C Preferred were to be converted and all 1,539,408 common stock warrants and options were to be exercised we would be obligated to issue approximately 12,872,439 shares of our common stock according to the Series C conversion formula, exercise price of the warrants and the closing price of our common stock on such date. Such conversion and exercise would result in the holders of the Series C Preferred Stock and common stock purchase warrants owning approximately 34.98% of our issued and outstanding common stock resulting in a significant change in control of the ownership of our common stock. As a result, the investors in the April 2001 private placement offering will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

CURRENCY FLUCTUATIONS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

Revenue denominated in Canadian dollars accounted for 47% of our revenue for the three months ended March 31, 2002, 45% for the year ended December 31, 2001, and 35% for the year ended December 31, 2000. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially, adversely affected.

THE SUCCESS OF OUR BUSINESS IS CLOSELY LINKED TO OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED INFORMATION TECHNOLOGY PROFESSIONALS AND ENGINEERS. THE COMPETITION FOR SUCH INDIVIDUALS IS INTENSE, AND WE MAY NOT BE ABLE TO RETAIN AN ADEQUATE EMPLOYEE POOL TO MEET OUR CUSTOMERS' REQUIREMENTS.

Our business depends to a significant extent on our ability to identify, attract, hire and retain qualified information technology, engineering and technical training professionals and consultants. If we fail to attract and retain a sufficient number of qualified professionals, our business will be materially and adversely affected. We may have difficulty in meeting our staffing requirements for a number of reasons, including, but not limited to, the following:

     - Information technology, engineering and technical training professionals are in high demand worldwide;
     - The industry in which we operate is characterized by low barriers to entry;
     -    The demand for such professionals is increasing, and;
     -    Turnover in the industry is very high compared with other industries.

If we fail to overcome these challenges and are unable to sustain an adequate number of contract service providers to meet our needs, our business will be materially, adversely affected.

BECAUSE OF OUR RELATIVELY SMALL SIZE AND SHORT OPERATING HISTORY, WE MAY NOT BE ABLE TO COMPETE WITH OTHER SERVICE PROVIDERS, MANY OF WHICH ENJOY A NUMBER OF ADVANTAGES SUCH AS POSSESSING FINANCIAL AND OTHER RESOURCES THAT EXCEED OUR OWN.

We compete for potential customers with many other providers of information technology, engineering and technical training services, consulting services, systems integrators, providers of outsourcing services, computer consultants, employment listing services, and temporary personnel agencies. Many of our current and potential competitors enjoy considerable advantages over us, including, without limitation:

     -    Longer operating histories;
     -    Significantly greater financial, marketing and human resources;
     - Greater ability to adapt and quickly respond to rapid technological change, evolving industry standards, changing client preferences and new product and service introductions;
     -    Greater name recognition;
     - A larger base of information technology, engineering, and technical training and consulting professionals, and
     -    A larger customer base.

These competitive advantages, if successfully capitalized on, would likely have a material, adverse effect on our business. In addition, we expect that competition will increase. Any such increase is likely to result in general price reductions and reduced margins that could materially, adversely affect our results of operations.

WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS AND ANALYSTS, WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FLUCTUATE OR DECLINE. THE LIKELIHOOD OF SUCH FAILURE IS INCREASED BY THE FACT THAT OUR OPERATING RESULTS TEND TO VARY FROM QUARTER TO QUARTER.

Analysts frequently issue reports based on the results of a single quarter. Our revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of our common stock, which in turn may result in the loss of some or all of our shareholders' investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:

     -    the demand for our services;
     - any change in our ability to attract and retain information technology, engineering and technical training professionals and consultants and customers;
     - the timing and significance of new services and products introduced by us and our competitors;
     - the level of services provided and prices charged by us and by our competition;
     - unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that we must pay payroll taxes for our Canadian contract service providers and penalties for not having done so in the past; and
     -    general economic factors.

These factors, many of which are beyond our control, substantially curtail your ability to predict our future performance based on our past performance, as do many of the other risks discussed in this prospectus. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. We cannot assure you that even positive results of operations will not negatively affect the market price of our common stock.

YOUR OWNERSHIP INTEREST IN US WILL BE SUBSTANTIALLY DILUTED UPON THE CONVERSION OF THE SERIES C 7% CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS ISSUED IN THE APRIL 2001 PRIVATE PLACEMENT OFFERING.

As of June 24, 2002, there are 29,706,124 shares of our common stock outstanding. Pursuant to the April 2001 private placement offering of Series C Preferred Stock, we issued an aggregate of 1,230 shares of Series C Preferred Stock and 723,436 common stock purchase warrants. As of the date of this prospectus, 600 shares of Series C Preferred Stock and all 723,436 warrants remain outstanding. To date, 600 shares of have been converted into 5,783,922 shares of common stock. Pursuant to the terms of the offering, we are obligated to issue an additional 375 shares of Series C Preferred Stock and approximately 576,332 common stock purchase warrants upon the effective date of a registration statement. As of June 24, 2002, if all 1,230 shares of Series C Preferred were to be converted and all 1,539,408 common stock warrants and options were to be exercised we would be obligated to issue approximately 12,872,439 shares of our common stock according to the Series C conversion formula, exercise price of the warrants and the closing price of our common stock on such date. The conversion and exercise thereof would represent an increase in the number of shares of our common stock outstanding equal to approximately 43.3%. Your ownership in us would be diluted proportionately to any such increase.

The conversion formula is based on the market price of our common stock. Consequently, we cannot currently determine the number of shares of common stock into which the shares of Series C Preferred Stock shall be convertible. The number used above is accurate only as of the date of this prospectus.

The chart provided below shows the number of shares of our common stock into which one share of Series C Preferred Stock would be convertible, assuming a decline in the current market price of our publicly traded shares to 75%, 50% and 25% of the market price using the market price as of June 24, 2002 or $0.16 as the baseline.

The chart provided below is based on the following assumptions:

1. The conversion formula is as follows:

The number of shares of our common stock into which the Series C Preferred Stock shall be convertible into is that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior to the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date. The Conversion Price is subject to the following limitations: (a) for the 120 calendar days following April 18, 2001, the Conversion Price shall not be less than $.375 per share; (b) during the period commencing on the 121st calendar day following April 18, 2001 and ending on the 180th calendar day following April 18, 2001, the Conversion Price of 50% of each of the holders shares of Series C Preferred Stock shall not be less than $.375; and (c) on any day after the 180th calendar day following April 18, 2001, there shall be no floor on the Conversion Price.

2. We make the assumption that the Conversion Price is calculated as follows:

The "Conversion Price" shall equal 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice.

3. We make the assumption that the applicable date of the conversion notice is June 24, 2002.

4. We make the assumption that the average of the 5 lowest daily volume weighted average prices of our common stock during the 60 consecutive days immediately prior to the date of the conversion equals the applicable market price of our common stock on June 24, 2002, or $0.16.

                                         Shares of common stock
                                          issuable per share of
                                         Series C Preferred Stock
Percentage        Conversion Price        ($1,000 stated value)


75%                     $.12                      8,333
50%                     $.08                     12,500
25%                     $.04                     25,000

APPROXIMATELY 11,540,001 OR APPROXIMATELY 48% OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED OF WHICH 4,456,890 MAY BE PUBLICLY SOLD PURSUANT TO RULE 144K OF THE SECURITIES ACT OF 1933, AS AMENDED. IF A SIGNIFICANT NUMBER WERE TO BE SOLD, OR IF IT WERE ANTICIPATED THAT A SIGNIFICANT NUMBER WAS TO BE SOLD, THE MARKET PRICE OF OUR COMMON STOCK WOULD LIKELY DECREASE.

A large number of our shares of common stock issued and outstanding but not currently part of the public float could presently be sold on the open market. As of June 24, 2002 we have 29,706,124 outstanding shares of common stock, 13,709,233 of which may be resold in the public market immediately, subject to applicable contractual restrictions and the volume limitation imposed by Rule
144. Approximately 4,456,890 or approximately 15% of our outstanding shares are available for resale in the public market pursuant to Rule 144k of the Securities Act of 1933, as amended.

OUR SHARES OF COMMON STOCK MAY SOON BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, THE EFFECT OF WHICH WOULD BE THAT TRADING IN OUR COMMON STOCK WOULD BE SHARPLY REDUCED, LEADING TO A FURTHER DEPRECIATION IN THE MARKET PRICE OF OUR COMMON STOCK.

According to Rule 4310(c)(8)(B) of the NASD, shares that trade on the Nasdaq SmallCap Market must meet a minimum bid price of one dollar. Any deficiency in this regard for a period of 30 consecutive business days will cause Nasdaq notify the issuer of its non-compliance with Rule 4310(c)(8)(B). If the traded shares fall below one dollar for a period of 90 calendar days, Nasdaq will delist the shares. To avoid delisting, the issuer must raise the price of its shares to a minimum of one dollar, and maintain that price for no less than 10 consecutive trading days within the 90-day period.

On July 20, 2001, we received a Nasdaq Staff Determination letter indicating that we were not in compliance with the bid price requirements for continued listing, as set forth in Nasdaq's Marketplace Rule 4310(c)(4). On September 27, 2001, Nasdaq announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. On February 14, 2002, we again received from Nasdaq a letter that we were not in compliance with the minimum bid price requirements for continued listing. As a result, we were provided with a period of 180 calendar days, or until August 13, 2002, during which time the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days to regain compliance. If compliance cannot be demonstrated by August 13, 2002, Nasdaq will determine whether we meet the initial listing criteria including minimum stockholders' equity of $5 million, market capitalization of $50 million or net income of $750,000 (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. If we meet the initial listing criteria, we will be granted an additional 180 calendar-day grace period to demonstrate compliance. Otherwise, our stock will be delisted, at which time, we may file an appeal to the Listing Qualifications Panel.

In the event we are unable to maintain a minimum bid price of one dollar for the requisite period of time, we may be required to reappear before the Nasdaq Listing Qualification Panel to present a plan, to the Nasdaq's satisfaction, of how we intend to comply with Nasdaq's listing requirements. There can be no assurance that the Panel will grant our request for continued listing and that our common stock will continue to be listed on the Nasdaq SmallCap Market. In the event our common stock is de-listed from the Nasdaq SmallCap Market, the trading in our common stock would likely be sharply reduced leading to the depreciation in its market price. If our common stock becomes subject to the penny stock regulation, trading in the shares of our common stock will likely be further reduced, which would in all probability further depress the market price of the common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. If our securities became subject to the penny stock rules, the market for our common shares would become increasingly illiquid.

WE HAVE NOT, AND DO NOT INTEND, TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Pursuant to our agreement with the Business Development Bank and Bank One, we will not pay dividends so long as our loans remain outstanding. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any dividend payments that we may make would be subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the 2,250,000 common shares by the Business Consultants.

SELLING SHAREHOLDERS

The following table identifies the selling shareholders and indicates (i) the nature of any material relationship that such selling shareholders have had with us for the past three years, (ii) the number of shares held by the selling shareholders, (iii) the amount to be offered for the selling shareholders' accounts, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by the selling shareholders after the sale of the shares offered by the selling shareholders pursuant to this offering. The selling shareholders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. SEC rules require that we assume that the selling shareholders sell all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders. As of June 24, 2002, there were 29,706,124 shares of common stock issued and outstanding.

MARK YOUNG (BUSINESS CONSULTANT)

Relationship:                                           Consultant
                                                        (since June 24, 2002)
Shares Beneficially Owned Prior to Offering:            2,250,000
Percentage Beneficially Owned Prior to Offering:        7.6%
Shares to be Sold:                                      2,250,000
Shares Beneficially Owned After Offering                0
Percentage Beneficially Owned After Offering:           0%

GEORGE GEORGIOU (BUSINESS CONSULTANT)

Relationship:                                           Consultant
                                                        (since June 24, 2002)
Shares Beneficially Owned Prior to Offering:            1,000,000
Percentage Beneficially Owned Prior to Offering:        3.4%
Shares to be Sold:                                      1,000,000
Shares Beneficially Owned After Offering                0
Percentage Beneficially Owned After Offering:           0%

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING SHAREHOLDERS HAS BEEN OBTAINED FROM THE SELLING SHAREHOLDERS. BECAUSE EACH OF THE SELLING SHAREHOLDERS MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ONLY AN ESTIMATE (ASSUMING THE SELLING SHAREHOLDERS SELL ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY EACH OF THE SELLING SHAREHOLDERS AFTER THIS OFFERING. IN ADDITION, EITHER OF THE SELLING SHAREHOLDERS MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH HE PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

PLAN OF DISTRIBUTION

The selling shareholders may sell the 2,250,000 common shares for value from time to time under this reoffer prospectus in one or more transactions on the Nasdaq SmallCap Market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The selling shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

In addition to any shares sold hereunder, the selling shareholders may, at the same time, sell any shares of common shares, including the shares, owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There is no assurance that the selling shareholders will sell all or any portion of the shares offered hereby.

We will pay all expenses in connection with this offering and we will not receive any proceeds from sales of any shares by the selling shareholders.

EXPERTS

Our unaudited interim consolidated financial statements (filed May 20, 2002) and our year end audited consolidated financial statements (filed April 16, 2002), including the report of Schwartz Levitsky Feldman llp, Toronto, Ontario, Canada accompanying the financial statements, which is also incorporated into this reoffer prospectus by reference. The unaudited interim consolidated financial statements, the year end audited consolidated financial statements and accompanying independent auditors' report are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered by this reoffer prospectus will be passed upon for us and the selling shareholders by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

We filed the following documents, which are incorporated into this registration statement by reference:

     1.   Our Form 10-Q Quarterly Report, filed on May 20, 2002.
     2.   Our Form 10-KSB Annual Report, filed on April 16, 2002.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO DECLAN FRENCH, THINKPATH INC. , 55 UNIVERSITY AVENUE, SUITE 400, TORONTO, ONTARIO, CANADA, M5J 2H7. OUR TELEPHONE NUMBER AT THAT LOCATION IS
(416) 364-8800.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

DESCRIPTION OF SECURITIES.

Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this prospectus we have issued to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our United States legal counsel an aggregate of 188,997 shares of common stock in consideration for legal services rendered. Arthur S. Marcus, one of our directors, is a partner of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we shall indemnify our directors and officers. The pertinent section of Canadian law is set forth below in full. In addition, we currently have officers' and directors' liability insurance.

Section 136 of the Business Corporations Act (Ontario) provides as follows:

(1) INDEMNIFICATION OF DIRECTORS. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if;

(a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(2) IDEM. A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

(3) IDEM. Despite anything in this section, a person referred to in subsection
(1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

(a) was substantially successful on the merits in his or her defense of the action or proceeding; and

(b) fulfills the conditions set out in clauses (1)(a) and (b).

(4) LIABILITY INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection

(1) against any liability incurred by the person,

(a) in his or her capacity as a director of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) APPLICATION TO COURT. A corporation or a person referred to in subsection
(1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) IDEM. Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Thinkpath under Ontario law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Thinkpath for expenses incurred or paid by a director, officer or controlling person of Thinkpath in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Thinkpath will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

EXEMPTION FROM REGISTRATION CLAIMED

On June 24, 2002, we entered into Consulting Agreements with each of Mark Young and George Georgiou pursuant to which we agreed to pay fees, payable in shares of our common stock, since the Company was unable to pay a cash fee at the time that the contracts were executed. The transactions were private in nature and we had reasonable grounds to believe that each of Mark Young and George Georgiou are accredited investors, capable of evaluating the merits and risks of their investment, bearing the economic risks of the investment and acquired the shares for investment purposes. In June 2002, we issued the shares relying on Sections 4(2) and 4(6) and Rule 506 of Regulation D of the Securities Act of 1933,as amended.

EXHIBITS.

5.1       Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.
10.1 Consulting Agreement between Thinkpath Inc. and Mark Young dated June 24, 2002.
10.2 Consulting Agreement between Thinkpath Inc. and George Georgiou dated June 24, 2002.
23.1      Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (included in
          Exhibit 5.1)
23.2 Consent of Independent Auditor (Schwartz Levitsky Feldman llp, Toronto, Ontario, Canada)

UNDERTAKINGS.

         (a) We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 26, 2002.

                                 THINKPATH INC.

                                  By:/S/ DECLAN A. FRENCH
                                  -----------------------
                                  Declan A. French, Chairman and
                                  Chief Executive Officer





                                POWER OF ATTORNEY

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                       TITLE                         DATE


 /S/ DECLAN A. FRENCH          Chief Executive Officer and
--------------------------     Chairman of the Board           June 26, 2002
         Declan A. French


 /S/ KELLY L. HANKINSON        Chief Financial Officer         June 26, 2002
--------------------------     Secretary and Director
        Kelly L. Hankinson

/S/ LAURIE BRADLEY             President                       June 26, 2002
--------------------------
        Laurie Bradley


 /S/ JOHN DUNNE                Director                        June 26, 2002
--------------------------
        John Dunne



                               Director                        June 26, 2002
--------------------------
        Arthur Marcus

EXHIBITS REQUIRED BY ITEM 601 OF REGULATION S-K

Exhibit
Number        Description

5.1       Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.
10.1 Consulting Agreement between Thinkpath Inc. and Mark Young dated June 24, 2002.
10.2 Consulting Agreement between Thinkpath Inc. and George Georgiou dated June 24, 2002.
23.1      Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (included in
          Exhibit 5.1)
23.2 Consent of Independent Auditor (Schwartz Levitsky Feldman llp, Toronto, Ontario, Canada)